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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. ___)(1)

                         UNITED THERAPEUTICS CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $ .01 PAR VALUE
                         (Title of Class of Securities)

                                    91307C102
                         -----------------------------
                                 (CUSIP Number)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

       [ ]  RULE 13d-1(b)
       [ ]  RULE 13d-1(c)
       [X]  RULE 13d-1(d)

-------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  91307C102                  13G             PAGE   2    OF   4   PAGES
                                                           -----     -----
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1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Noah A. Samara
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]
       (b) [ ]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER
   NUMBER
                            2,385,229
 OF SHARES           -----------------------------------------------------------
                     6      SHARED VOTING POWER
BENEFICIALLY
                            None
  OWNED BY           -----------------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
    EACH
                            2,385,229
 REPORTING           -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
PERSON WITH
                            None
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,385,229
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.9%
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12     TYPE OF REPORTING PERSON*

       IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1(a).    NAME OF ISSUER:

              United Therapeutics Corporation

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1110 Spring Street
              Silver Spring, MD 20910

ITEM 2(a)     NAME OF PERSON FILING:

              Noah A. Samara

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              2400 N Street, N.W.
              Washington, DC 20037

ITEM 2(c)     CITIZENSHIP:

              United States of America

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value

ITEM 2(e)     CUSIP NUMBER:

              91307C102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable

ITEM 4.       OWNERSHIP.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) AMOUNT BENEFICIALLY OWNED:

              2,385,229

              (b) PERCENT OF CLASS:

              12.9%

              (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE

              2,385,229

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE

              None


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              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

              2,385,229

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

              None

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATIONS.

              Not applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge
              and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 14, 2000
                                             ---------------------------------
                                                          (Date)

                                                   /s/ Noah A. Samara
                                             ---------------------------------
                                                       (Signature)

                                                      Noah A. Samara
                                             ---------------------------------
                                                       (Name/Title)